Exhibit 99.1

News Release

TC PipeLines, LP closes acquisition of additional interest in Northern Border Pipeline

CALGARY, Alberta – April 6, 2006 – (NASDAQ:  TCLP) –TC PipeLines, LP (the Partnership) today announced it has closed its acquisition of an additional 20 per cent general partnership interest in Northern Border Pipeline Company (NBPL), a Texas general partnership, for approximately $297 million plus $10 million in transaction costs payable to a subsidiary of TransCanada Corporation (TransCanada). The Partnership will also indirectly assume approximately $120 million of debt of NBPL. The transaction is effective as of December 31, 2005. The Partnership now holds a 50 per cent interest in NBPL.

Concurrent with this transaction, TransCanada closed the sale of its 17.5 per cent general partner interest in Northern Border Partners, L.P. to a subsidiary of ONEOK, Inc. (ONEOK) for a net payment of approximately $29.5 million. TransCanada is the parent company of TC PipeLines GP, Inc., the sole general partner of TC PipeLines, LP.

As part of the transaction, and effective by early second quarter 2007, a subsidiary of TransCanada will become the operator of NBPL which is currently operated by Northern Plains Natural Gas Company, LLC, a subsidiary of ONEOK.

The Partnership funded the transaction at closing through a floating rate bridge loan facility. The Partnership intends to refinance the bridge loan with a combination of equity and debt.

With capacity of 2.4 billion cubic feet per day, the 1,249-mile Northern Border Pipeline is the largest natural gas pipeline connecting the Alberta hub with growing U.S. markets, transporting natural gas from the Montana-Saskatchewan border, where it connects to TransCanada’s Foothills System, to interconnecting pipelines in the upper Midwestern United States. Northern Border Pipeline Company provides its shippers access to markets in the Midwest through interconnecting pipeline facilities, as well as direct access to Chicago markets. Northern Border Pipeline shippers can arrange transportation with third parties to provide access beyond Chicago to markets throughout the United States.

TC PipeLines, LP is a publicly traded limited partnership. It owns a 50 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.”

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005.

Media Inquiries:	Jennifer Varey	(403) 920-7859
(800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772